------------------------------------------------------------------------

                               PURCHASE AGREEMENT

                                      AMONG

                          ISP HUNGARY HOLDINGS LIMITED,

                              ISP INVESTMENTS INC.,

                                 ISP CHEMCO INC.

                                       AND

                         PHARMACEUTICAL RESOURCES, INC.

                              DATED APRIL 17, 2002

    ----------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----

ARTICLE I  DEFINITIONS.................................................1

      1.01. DEFINITIONS................................................1

      1.02. ADDITIONAL DEFINITIONS.....................................6

ARTICLE II  PURCHASE AND SALE..........................................6

      2.01. PURCHASE AND SALE; CLOSING DELIVERIES......................6

      2.02. PURCHASE PRICE; ALLOCATIONS................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES......7

      3.01. ORGANIZATION AND QUALIFICATION; DUE AUTHORIZATION..........7

      3.02. NO VIOLATION; CONSENTS AND APPROVALS.......................8

      3.03. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES..............8

      3.04. ABSENCE OF CERTAIN CHANGES OR EVENTS.......................9

      3.05. THE SHARES; LEASES; ASSETS................................10

      3.06. INTELLECTUAL PROPERTY.....................................11

      3.07. LITIGATION................................................12

      3.08.  Taxes....................................................12

      3.09. CONTRACTS.................................................12

      3.10  COMPLIANCE WITH LAWS, PERMITS, ETC........................13

      3.11. BROKERS...................................................14

      3.12. ENVIRONMENTAL MATTERS.....................................14

      3.13. EMPLOYEES AND EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.....14

      3.14. REAL PROPERTY.............................................16

      3.15. ISP ISRAEL ASSET PURCHASE AGREEMENT.......................17

      3.16. CERTAIN BUSINESS MATTERS..................................17

      3.17. REGULATORY COMPLIANCE.....................................18

      3.18. CUSTOMERS.................................................19

      3.19. TRANSACTIONS WITH RELATED PARTIES.........................19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER...................19

      4.01. ORGANIZATION AND DUE AUTHORIZATION........................19

      4.02. NO VIOLATION; CONSENTS AND APPROVALS......................20

      4.03. INVESTMENT INTENT.........................................20

      4.04. LITIGATION................................................20

      4.05. BROKERS...................................................20

ARTICLE V  COVENANTS OF THE PARTIES...................................20

      5.01. ACCESS AND MAINTENANCE OF RECORDS.........................20

      5.02. PUBLIC ANNOUNCEMENTS......................................21

      5.03. CERTAIN TAX MATTERS.......................................21

      5.04. OTHER AGREEMENTS..........................................22

      5.05. EMPLOYEES.................................................22

      5.06. USE OF ISP NAME...........................................22

      5.07. CONFIDENTIALITY...........................................23

      5.08. COOPERATION...............................................24

ARTICLE VI  SURVIVAL; INDEMNIFICATION.................................24

      6.01. SURVIVAL OF REPRESENTATIONS AND COVENANTS.................24

      6.02. INDEMNIFICATION...........................................24

      6.03. PROCEDURES FOR INDEMNIFICATION............................25

      6.04. LIMITATIONS...............................................27

ARTICLE VII  MISCELLANEOUS............................................28

      7.01. FEES AND EXPENSES.........................................28

      7.02. FURTHER ASSURANCES; COOPERATION...........................28

      7.03. NOTICES...................................................29

      7.04. ENTIRE AGREEMENT..........................................29

      7.05. SEVERABILITY..............................................30

      7.06. BINDING EFFECT; ASSIGNMENT................................30

      7.07. NO THIRD-PARTY BENEFICIARIES..............................30

      7.08. COUNTERPARTS..............................................31

      7.09. INTERPRETATION............................................31

      7.10. GOVERNING LAW.............................................31

      7.11. AMENDMENTS................................................31

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                                LIST OF EXHIBITS
                                ----------------

Exhibit A         Preferred Supplier Agreement

Exhibit B         Service Agreement

Exhibit C         Transitional Services Agreement

Exhibit D         Allocation of Purchase Price

Exhibit E         ISP/FineTech/Gutman Agreement, dated April 17, 2002

Exhibit F         Intellectual Property Assignment

Exhibit G         Termination Agreement

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                                LIST OF SCHEDULES
                                -----------------

Schedule 2.01(a)(i) Israel Notes

Schedule 2.01(a)(ii) Assigned Intangible Property

Schedule 2.01(a)(ii)(x) ISP Intellectual Property

Schedule 3.02 Seller Parties' Consents and Approvals

Schedule 3.03(a) Financial Statements

Schedule 3.03(c) Certain Liabilities

Schedule 3.04 Certain Changes and Events

Schedule 3.05(a)(ii) Certain Exceptions Regarding ISP Israel

Schedule 3.05(a)(iii) Certain Restrictions on the Shares

Schedule 3.05(e) Certain ISP Israel Related-Party Notes

Schedule 3.06(a) Israel Intellectual Property Rights

Schedule 3.06(c) Certain Exceptions to Israel Intellectual Property Rights

Schedule 3.09(a) Certain Contracts

Schedule 3.09(b) Certain Exceptions Regarding Contracts

Schedule 3.10A   Material Permits

Schedule 3.12(e) Environmental Permits

Schedule 3.13(a) Employees

Schedule 3.13(b) Employment and Retention Agreements

Schedule 3.13(c) Israel Benefit Plans

Schedule 3.13(h) Obligations under Israel Benefit Plans

Schedule 3.14    Real Property/Leases

Schedule 3.15    Certain Breaches

Schedule 3.16A   Certain Business Matters

Schedule 3.18    Notices from Certain Customers

Schedule 3.19    Transactions with Related Parties

Schedule 4.02    Buyer's Consents and Approvals

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT (this "Agreement"), dated April 17, 2002, among ISP Hungary Holdings Limited, a company organized under the laws of Hungary ("ISP Hungary"), ISP Investments Inc., a Delaware corporation ("ISP Investments"), ISP Chemco Inc., a Delaware corporation ("ISP Chemco"), and Pharmaceutical Resources, Inc., a New Jersey corporation ("Buyer").

                              W I T N E S S E T H:

            WHEREAS, ISP Hungary owns all of the issued capital stock (the "Shares") of ISP FineTech Ltd. (formerly International Specialty Products (Israel) Ltd.), a company organized under the laws of The State of Israel ("ISP Israel");

            WHEREAS, ISP Chemco is an Affiliate (as defined herein) of each of ISP Investments and ISP Hungary and will derive benefit out of the transactions contemplated hereby;

            WHEREAS, ISP Investments owns the Assigned Intangible Property (as defined herein); and

            WHEREAS, ISP Investments and ISP Hungary desire to sell to Buyer, and Buyer desires to purchase from ISP Investments and ISP Hungary, the Shares, the Israel Notes (as defined herein) and the Assigned Intangible Property, all upon the terms set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:



                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

            1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

            "Affiliate" shall mean, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity.

            "Assigned Intangible Property" shall have the meaning ascribed to it in Section 2.01(a)(ii) hereof.

            "Bankruptcy and Equity Exception" shall have the meaning ascribed to it in Section 3.01 hereof.

            "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

            "Buyer" shall have the meaning ascribed to it in the first paragraph of this Agreement.

            "Buyer Claim(s)" shall have the meaning ascribed to it in Section 6.02(a) hereof.

            "Buyer Group" shall have the meaning ascribed to it in Section 6.02(a) hereof.

            "Closing" shall mean the consummation of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., New York City time (or such other time as Buyer and the Seller Parties shall mutually agree), on the Closing Date at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, New York, New York.

            "Closing Date" shall mean April 17, 2002.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Contract(s)" shall have the meaning ascribed to it in Section 3.09(a) hereof.

            "Damages" shall have the meaning ascribed to it in Section 6.02(a) hereof.

            "Entity" shall mean any Governmental Entity or any person, firm, trust, partnership, corporation, limited liability company or other business entity.

            "Environmental Laws" shall mean all environmental statutes, laws, common law, rules, regulations, orders and directives, as and to the extent in effect on the date of this Agreement, relating to (i) the protection of the environment or the public health and welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or
(ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Excepted Breaches" shall have the meaning ascribed to it in Section 6.04(a) hereof.

            "FDA" shall mean the United States Food and Drug Administration.

            "Financial Statements" shall have the meaning ascribed to it in
Section 3.03(a) hereof.

            "FineTech Agreement" shall have the meaning ascribed to it in
Section 3.15 hereof.

            "GAAP" shall mean United States generally accepted accounting principles.

            "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality.

            "Hazardous Substances" shall mean all substances, wastes, contaminants, pollutants and materials defined, identified or designated as hazardous, dangerous or toxic, or any similar term, pursuant to or under any applicable Environmental Law or the release of which is regulated pursuant to or under any applicable Environmental Law, including, without limitation, asbestos and asbestos-containing materials, oil, polychlorinated biphenyls and petroleum or petroleum related by-products.

            "Improvements" shall have the meaning ascribed to it in Section 3.14(c) hereof.

            "Indemnification Agreement" shall have the meaning ascribed to it in
Section 3.15 hereof.

            "Intellectual Property Assignment" shall mean that certain assignment of the Assigned Intangible Property dated as of the date hereof as set forth as EXHIBIT F hereto.

            "Israel Benefit Plans" shall have the meaning ascribed to it in
Section 3.13(c) hereof.

            "Israel Contracts" shall have the meaning ascribed to it in Section 3.09(b) hereof.

            "Israel Employees" shall have the meaning ascribed to it in Section 5.06(a) hereof.

            "Israel Facility" shall have the meaning ascribed to it in Section 3.12(b) hereof.

            "Israel Intellectual Property Rights" shall have the meaning ascribed to it in Section 3.06(a) hereof.

            "Israel Investment Center" shall mean the Investment Center, Ministry of Industry and Trade of the State of Israel.

            "Israel Notes" shall have the meaning ascribed to it in Section 2.01(a)(i) hereof.

            "Israel Pharmaceutical Product" shall have the meaning ascribed to it in Section 3.10 hereof.

            "Laws" shall have the meaning ascribed to it in Section 3.10 hereof.

            "Liens" shall mean all mortgages, liens, security interests, charges, claims, title defects, pledges, encroachments or encumbrances of every kind.

            "Material Adverse Effect" shall mean a material adverse effect on the assets, condition or operations of ISP Israel, including, without limitation, as a result of any destruction or damage (by fire or other casualty) of, or condemnation proceedings with respect to, the Real Property that has such an effect; PROVIDED, HOWEVER, that the following shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (i) any effects, other than those of which any of the Seller Parties has actual knowledge, directly resulting from or arising directly in connection with that certain letter agreement, dated as of December 28, 2001, as amended, among Buyer, two of the Seller Parties and certain affiliates of the Seller Parties, or this Agreement, the transactions contemplated hereby or thereby or the disclosure or announcement hereof or thereof, (ii) the effects of changes or conditions, other than those of which any of the Seller Parties has actual knowledge, generally affecting the industry in which ISP Israel operates and
(iii) changes in general economic, financial market, regulatory or political conditions.

            "Off-site Location" shall mean any location other than the Israel Facility or a location impacted by direct migration from the Israel Facility.

            "Other Agreements" shall mean collectively the Transitional Services Agreement, the Preferred Supplier Agreement and the Service Agreement, and "Other Agreement" shall mean any such Agreement.

            "Permit(s)" shall mean all licenses, permits, registrations, authorizations and approvals of any Governmental Entity.

            "Permitted Liens" shall mean (i) liens for Taxes that are not yet due or are being contested in good faith; (ii) carriers', warehousemen's, landlords', mechanics', materialmen's, repairmen's or like liens arising in the ordinary course of business, payment in respect of which is not yet due (none of which interferes in any material respect with the ordinary conduct of the business of ISP Israel); (iii) deposits to secure the performance of utilities, leases, statutory or workers' compensation or unemployment insurance obligations, warranties or other contractual obligations, and surety and appeal bonds or other obligations of a similar nature incurred in the ordinary course of business; (iv) the title and other interests of a lessor under a capital or operating lease; and (v) easements, rights of way, zoning restrictions and other imperfections of title or similar matters in respect of the Real Property (none of which restricts or interferes in any material respect with the ordinary conduct of the business of ISP Israel).

            "Preferred Supplier Agreement" shall mean that certain agreement dated as of the date hereof by and between ISP Technologies Inc. and Buyer as set forth as EXHIBIT A hereto.

            "Pro Forma Statement" shall have the meaning ascribed to it in
Section 3.03(a) hereof.

            "Purchase Price" shall have the meaning ascribed to it in Section 2.02(a) hereof.

            "Real Property" shall have the meaning ascribed to it in Section 3.14(a) hereof.

            "Real Property Leases" shall have the meaning ascribed to it in
Section 3.14(b) hereof.

            "Seller Claim(s)" shall have the meaning ascribed to it in Section 6.02(b) hereof.

            "Seller Group" shall have the meaning ascribed to it in Section 6.02(b) hereof.

            "Seller Parties" shall mean collectively ISP Hungary, ISP Chemco and ISP Investments, and "Seller Party" shall mean any such Entity.

            "Service Agreement" shall mean that certain agreement dated as of the date hereof by and between ISP Technologies Inc. and Buyer as set forth as EXHIBIT B hereto.

            "Shares" shall have the meaning ascribed to it in the WHEREAS clauses.

            "2001 Balance Sheet" shall have the meaning ascribed to it in
Section 3.03(a) hereof.

            "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any taxing Governmental Entity, including, but not limited to, income, gross receipts, license, stamp, occupation, premium, windfall profits, environmental, excise, property, sales, value added, use, transfer, franchise, payroll, employment, withholding, severance, social security or other tax of any kind whatsoever, including any interest, penalties or additions attributable thereto, whether disputed or not.

            "Tax Return" shall mean any return, declaration, report or information return required to be filed with any taxing Governmental Entity with respect to Taxes.

            "Termination Agreement" shall mean that certain agreement dated as of the date hereof and executed by ISP Chemicals Inc., ISP FineTech Ltd. and ISP Investments Inc. as set forth as EXHIBIT G hereto.

            "Third-Party Claim" shall have the meaning ascribed to it in Section 6.03(a) hereof.

            "Threshold Amount" shall have the meaning ascribed to it in Section 6.04(a) hereof.

            "Transfer" shall have the meaning ascribed to it in Section 3.04 hereof.

            "Transitional Services Agreement" shall mean that certain agreement dated as of the date hereof by and between ISP Management Company, Inc. and Buyer as set forth as EXHIBIT C hereto.

            1.02. ADDITIONAL DEFINITIONS. Other capitalized terms used in this Agreement but not defined in Section 1.01 hereof shall have the meanings ascribed thereto throughout the remaining provisions of this Agreement.


                                   ARTICLE II

                                PURCHASE AND SALE
                                -----------------

            2.01. PURCHASE AND SALE; CLOSING DELIVERIES. (a) Upon the terms of this Agreement, at the Closing:

                  (i) ISP Hungary shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens (except for any restrictions under securities laws of general applicability), and Buyer shall purchase, acquire and accept from ISP Hungary, good and valid title to the Shares and the two (2) promissory notes issued by ISP Israel set forth on SCHEDULE 2.01(A)(I) hereto (the "Israel Notes"); and

                  (ii) ISP Investments shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from ISP Investments, all of ISP Investments' right, title and interest in and to those certain items of intangible and intellectual property specifically set forth or described on
SCHEDULE 2.01(A)(II) hereto (the "Assigned Intangible Property"), free and clear of all Liens.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that ISP Israel does not own or have any right, title or interest in or to the intangible and intellectual properties and rights specifically set forth or described on SCHEDULE 2.01(A)(II)(X) hereto, which properties and rights are owned by ISP Investments or one of its Affiliates (other than ISP Israel) and have not been and are not being sold, transferred, assigned or licensed to Buyer or ISP Israel.

            (b)   Upon the terms of this Agreement, at the Closing:

                  (i) The Seller Parties shall deliver to Buyer (A) reasonable evidence of transfer to Buyer of record ownership of the Shares, including stock certificate(s) duly endorsed for such transfer or accompanied by duly executed stock powers for filing (if required) with the Israeli Companies Registrar, (B) the original Israel Notes duly endorsed for transfer to Buyer, (C) resignations of such directors of ISP Israel as Buyer may request, (D) a duly executed Intellectual Property Assignment and a copy of the Termination Agreement and (E) each of the Other Agreements duly executed by each non-Buyer party thereto; and

                  (ii)  Buyer shall deliver to ISP Hungary and ISP Investments
(A) the Purchase Price (as defined below) in accordance with Section 2.02(a) hereof, by wire transfer of immediately available funds, to such account(s) as the Seller Parties shall have specified to Buyer and (B) each of the Other Agreements duly executed by Buyer.

            2.02. PURCHASE PRICE; ALLOCATIONS.
                  ---------------------------

            (a) The aggregate purchase price for the Shares, the Israel Notes and the Assigned Intangible Property is $32,000,000 (the "Purchase Price"). The Purchase Price shall be paid by Buyer to ISP Hungary and ISP Investments at the Closing by wire transfer of immediately available funds to such account(s) as shall have been designated by the Seller Parties. The Seller Parties and Buyer hereby acknowledge and accept the allocation of the Purchase Price among the Seller Parties as set forth on EXHIBIT D hereto.

            (b) The Seller Parties hereby acknowledge that Buyer intends to treat the acquisition of the Shares as a "qualified stock purchase" under
Section 338 of the Code and to make a timely election under Section 338(g) of the Code with respect thereto. The Seller Parties agree that Buyer, in its sole and absolute discretion, shall be entitled to make such election. The Seller Parties further agree that they will reasonably cooperate with Buyer in the making of an election under Section 338(g) of the Code, and will furnish Buyer (at Buyer's cost) with such reasonable assistance as Buyer shall reasonably request, in order to enable Buyer to make such election on a timely basis.

            (c) Buyer and the Seller Parties shall allocate the Purchase Price as set forth on EXHIBIT D hereto and in accordance with Section 1060 of the Code and the applicable rules and regulations thereunder. Buyer and the Seller Parties shall report the transactions contemplated hereby for all purposes (including, without limitation, the filing of Internal Revenue Form 8594) in accordance with such allocation. In any proceeding related to the determination of any Taxes, neither Buyer nor any of the Seller Parties shall contend or represent that such allocation is not a correct allocation.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
             ----------------------------------------------------

            The Seller Parties hereby, jointly and severally, represent and warrant to Buyer as follows:

            3.01. ORGANIZATION AND QUALIFICATION; DUE AUTHORIZATION. ISP Hungary is a company duly organized and validly existing under the laws of Hungary. Each of ISP Chemco and ISP Investments is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ISP Israel is a company duly organized and validly existing under the laws of The State of Israel. ISP Israel is duly qualified to do business and in good standing in all jurisdictions in which the location of the assets owned by it and/or its operation of its business makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, a Material Adverse Effect. Each of the Seller Parties has the requisite corporate power and authority to execute and deliver this Agreement and any of the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any of the Other Agreements to which the Seller Parties are a party and the performance and consummation of the transactions contemplated hereby and thereby by such Seller Parties have been duly authorized by all necessary corporate action on the part of such Seller Parties. This Agreement and any of the Other Agreements to which the Seller Parties are a party have been duly executed and delivered by the Seller Parties and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the Other Agreements constitute valid and binding obligations of the Seller Parties thereto, enforceable against such Parties in accordance with their respective terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and except for general principles of equity (the "Bankruptcy and Equity Exception").

            3.02. NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery by the Seller Parties of this Agreement or any of the Other Agreements to which they are a party, the consummation by the Seller Parties of the transactions contemplated hereby or thereby nor the compliance by the Seller Parties with any of the provisions hereof or thereof (a) conflicts with or results in a violation of the certificate of incorporation, articles of incorporation or by-laws, or comparable organizational documents of any of the Seller Parties or ISP Israel or (b) except as set forth on SCHEDULE 3.02 hereto,
(i) requires any authorization, consent, order or approval of any Governmental Entity under any statute, law, judgment, order, injunction or decree applicable to any of the Seller Parties or ISP Israel or (ii) requires any consent under, or violates, conflicts with, or results in a breach of any of the terms of, or constitutes a default under, any note, bond, mortgage, indenture, deed of trust, contract, license, agreement or lease to which any of the Seller Parties or ISP Israel is a party or by which any of the Seller Parties or ISP Israel may otherwise be bound or to which the Shares, the Israel Notes and/or the Assigned Intangible Property may be subject or affected in any material respect that, in each case, is material to the business of ISP Israel.

            3.03. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.
                  ---------------------------------------------

            (a) SCHEDULE 3.03(A) hereto contains authentic copies of (i) the audited balance sheet of FineTech Ltd. as at December 31, 2000, (ii) the unaudited balance sheet of ISP Israel as at December 31, 2001 (the "2001 Balance Sheet"), (iii) the audited statements of income and changes in shareholders' equity or cash flows of FineTech Ltd. for each of the fiscal years in the three-year period ended December 31, 2000, (iv) the unaudited profit and loss statement of operating income of ISP Israel for the seven-month period ended December 31, 2001 and (v) the unaudited pro forma profit and loss statement of operating income for the year-ended December 31, 2001 with respect to the operations of FineTech Ltd. for the five-month period ended May 31, 2001 and the operations of ISP Israel for the seven-month period ended December 31, 2001 (the "Pro Forma Statement") (clauses (ii) and (iv) above, collectively, the "Financial Statements").

            (b) The Financial Statements were prepared in accordance with GAAP (except as specifically set forth in the notes thereto and except for the absence of footnotes and subject to normal year-end adjustments in the case of the interim statement), consistently applied in accordance with past practice, and fairly present, in all material respects, the financial condition and results of operations of ISP Israel as of the date and for the period covered thereby. The Pro Forma Statement was prepared in good faith by the Seller Parties based on the books and records of ISP Israel and the Seller Parties and on assumptions believed by the Seller Parties to be reasonable as of the date of such statement.

            (c) Since June 6, 2001, ISP Israel has not incurred or assumed any liabilities, commitments or obligations of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (i) liabilities expressly, and to the extent, reflected or reserved for on the 2001 Balance Sheet, (ii) liabilities (none of which is a material liability for breach of contract, breach of warranty, tort, infringement or lawsuit) incurred in the ordinary course of business consistent with past practice since June 6, 2001, (iii) current liabilities incurred and discharged or satisfied in the ordinary course of business consistent with past practice or (iv) as specifically set forth on SCHEDULE 3.03(C) hereto.

            3.04. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
SCHEDULE 3.04 hereto, since December 28, 2001 (other than in respect of clauses
(iv), (vi), (vii) and (xii) below), there has not been (i) any Material Adverse Effect, (ii) any repayments of indebtedness or any borrowing of or agreement to borrow any money or any liabilities incurred by ISP Israel, other than payments made and current liabilities incurred in the ordinary course of business, (iii) any waiver of any material right by ISP Israel, or any cancellation or reduction of any material debt or claim held by ISP Israel, (iv) any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or repurchase of, any of the capital stock or other equity of ISP Israel since June 6, 2001, (v) any issuance of any stocks, bonds or other securities of ISP Israel or options, warrants or rights or agreements or commitments to purchase or issue such securities, (vi) any mortgage, pledge, sale, payment, assignment, licensing, encumbering or transfer of any material tangible or intangible assets of ISP Israel (collectively, a "Transfer"), except payments made in the ordinary course of business and sales of assets effected in the ordinary course of business consistent with past practice, since June 6, 2001, (vii) any Transfer, direct or indirect, to any Affiliate of ISP Israel since June 6, 2001, (viii) any loan (other than in the ordinary course for travel expenses and related items) or Transfer by ISP Israel to any officer, director, key employee or shareholder of ISP Israel other than salaries, benefits and reimbursements paid thereto, (ix) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets, property or business of ISP Israel that is material to the business of ISP Israel, (x) any material increase, direct or indirect, in the compensation (or rate thereof) paid or payable to any officer, director, employee, consultant or agent of ISP Israel (it being agreed that any increase at a rate of $25,000 or more per annum for an individual or at the rate of $50,000 or more per annum for all such individuals shall be deemed material), other than increases required by law or pursuant to annual increases consistent with past practice, (xi) any purchase or other acquisition of assets or property other than in the ordinary course of business, (xii) since September 30, 2001, any material change in the accounting methods or practices followed by ISP Israel, (xiii) any operation of the business of ISP Israel outside of the ordinary course of business and/or inconsistent with past practice or (xiv) except as expressly provided by this Agreement, any commitment or agreement (contingent or otherwise) to do any of the foregoing.

            3.05. THE SHARES; LEASES; ASSETS.
                  --------------------------

            (a) ISP Hungary owns, beneficially and of record, all of the Shares and the Israel Notes, free and clear of all Liens. The Shares represent all of the issued capital stock of ISP Israel. Each Share is duly and validly authorized and issued. Except for the Israel Notes, there are no outstanding subscriptions, warrants, options, convertible securities or similar rights relating to, or obligating ISP Israel to issue, any shares of capital stock of or other equity interests in ISP Israel. The Seller Parties have delivered to Buyer true and correct copies of the articles of association and all other organizational documents of ISP Israel as in full force and effect on the date hereof.

                  (i) Except for the Israel Notes, there are no bonds, debentures, notes or other indebtedness of ISP Israel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any equityholder of ISP Israel may vote.

                  (ii) Except as set forth on SCHEDULE 3.05(A)(II) hereto, ISP Israel does not (a) own, directly or indirectly, legally or beneficially, any shares of voting stock or other equity securities of any Entity, (b) have any ownership interest, direct or indirect, legally or beneficially, in any Entity or (c) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make any investment in, any Entity, or to share any profits or capital investments in any other Entity.

                  (iii) Except for the restrictions set forth on SCHEDULE 3.05(A)(III) hereto, Buyer shall, at the Closing, own the Shares, without any legal or contractual restrictions or limitations of any kind arising by or through a Seller Party in respect of Buyer's ability to vote and/or transfer the Shares, other than any restrictions under laws of general applicability.

            (b) There is no lease agreement to which ISP Israel is a party entered into after June 6, 2001 relating to any item of equipment or other property (other than the Real Property) that entails rental payments of more than $20,000 per annum.

            (c) ISP Israel has good title to all material properties and assets purported to be owned by it that (a) are reflected as assets on the 2001 Balance Sheet or (b) not so reflected on the 2001 Balance Sheet because not required under GAAP to be reflected thereon, but that are used by ISP Israel, or because acquired by ISP Israel since the date of the 2001 Balance Sheet (in each case, except for inventory and other assets disposed of in the ordinary course of business consistent with past practice since the date of the 2001 Balance Sheet), free and clear of all Liens, except for Permitted Liens.

            (d) ISP Israel does not hold, nor has held on its behalf, any inventory on consignment. No inventory of ISP Israel is subject to recall. All items of inventory reflected on the 2001 Balance Sheet or acquired by ISP Israel since the date of the 2001 Balance Sheet consist of a quantity and quality suitable and commercially usable and saleable in the ordinary course of business for the purposes for which they are intended, except for obsolete, slow-moving or defective items, all of which have been written down to their net realizable value or have been adequately reserved against on the books and records of ISP Israel (and on the 2001 Balance Sheet, to the extent applicable) in accordance with GAAP, consistently applied in accordance with ISP Israel's past practice. Since the date of the 2001 Balance Sheet, there has been no material increase by ISP Israel in its sale of inventory or material write-off or write-down of the value of its inventory inconsistent with past practice.

            (e) All of the accounts and notes receivable of ISP Israel, including those reflected on the 2001 Balance Sheet, have arisen in the ordinary course of business. Neither ISP Israel nor any of its Affiliates (including any of the Seller Parties) has granted any security interest in such receivables or any part thereof and, to the best knowledge of the Seller Parties, neither ISP Israel nor any of its Affiliates (including any of the Seller Parties) has received notice of any claim for recoupment, set-off or counter-claim in respect of any such receivables. Except pursuant to the Termination Agreement, no agreement for material deduction, discount or other deferred price adjustment has been made with respect to any such receivables. All accounts payable of ISP Israel, as reflected on the 2001 Balance Sheet or arising after the date thereof, are the result of BONA FIDE transactions in the ordinary course of business consistent with past practice. ISP Israel is not due any receivable from, or liable for any account or note payable to, any of its officers, directors or employees or any Affiliate or any officer, director, employee or shareholder thereof, except for salaries, benefits and reimbursements or as set forth on SCHEDULE 3.05(E) hereto.

            3.06. INTELLECTUAL PROPERTY.  (a)   SCHEDULE 3.06(A) hereto lists
or describes all material patents, patent applications, trademarks and/or trademark applications owned by ISP Israel (the "Israel Intellectual Property Rights").

            (b) ISP Investments owns, free from any Liens (except for Permitted Liens), and without payment obligation to any other Entity, all of the Assigned Intangible Property. No claims have been asserted against any of the Seller Parties, and none of the Seller Parties is aware of any basis for any claims, by any Entity challenging the ownership, validity, enforceability or use of any of the Assigned Intangible Property. To the best knowledge of the Seller Parties, no Entity is infringing upon any of the Assigned Intangible Property.

            (c) Except as set forth on SCHEDULE 3.06(C) hereto, ISP Israel owns, free from any Liens (except for Permitted Liens), all of the Israel Intellectual Property Rights. Since June 6, 2001, no claims have been asserted against ISP

Israel, and none of the Seller Parties is aware of any basis for any claims, by any Entity challenging the ownership, validity, enforceability or use of any of the Israel Intellectual Property Rights. To the best knowledge of the Seller Parties, no Entity is infringing upon any of the Israel Intellectual Property Rights. Since June 6, 2001, the operation of the business of ISP Israel and/or the use of the Israel Intellectual Property Rights by ISP Israel in the United States, Europe and Israel in the operation of the business of ISP Israel has not, in any material respect, infringed upon or violated any intellectual property rights of any Entity (other than Buyer) and neither ISP Israel nor any of its Affiliates (including any of the Seller Parties) has received written notice of any such alleged infringement.

            3.07. LITIGATION. There is no material claim, action, lawsuit, investigation or other arbitration or administrative proceeding pending or, to the best knowledge of the Seller Parties, threatened against any of the Seller Parties or ISP Israel at law, in equity or otherwise, in, before, or by any Governmental Entity relating to or arising as a result of (i) the transactions contemplated by this Agreement or (ii) the operation of the business of ISP Israel. No representation is made in this Section 3.07 with respect to Environmental Laws or Permits, which matters are covered by Section 3.12 hereof.

            3.08. TAXES. All material Tax Returns relating to ISP Israel required to be filed by ISP Israel since June 6, 2001 have been filed with the appropriate taxing Governmental Entities in all jurisdictions in which such Tax Returns were required to be filed. All such Tax Returns are accurate in all material respects; all Taxes relating to ISP Israel that are due and payable have been fully paid or adequate reserves therefor have been established in accordance with generally accepted accounting principles in Israel consistently applied in accordance with past practices. Adequate provision has been made on the 2001 Balance Sheet for the payment of all accrued and unpaid Taxes of ISP Israel as of the date of the 2001 Balance Sheet. Since December 31, 2001, all Taxes incurred by ISP Israel have been incurred in the ordinary course of business and, to the extent payable, have been paid or adequate reserves therefor have been established in accordance with generally accepted accounting principles in Israel. Neither ISP Israel nor any of its Affiliates (including any of the Seller Parties) has received from any taxing Governmental Entity notice of an asserted deficiency or audit with respect to any Taxes or Tax Returns owed by ISP Israel that has not been settled. There are no filed or, to the knowledge of the Seller Parties, other Tax Liens on any of the properties or other assets of ISP Israel, except Permitted Liens. ISP Israel is not a member of a consolidated group for income tax purposes and is not a party to or otherwise bound by any tax sharing, tax allocation, tax indemnification or similar agreement. ISP Israel has been granted an "Approved Enterprise" partial tax-exempt status by the Israel Investment Center and, to the best knowledge of the Seller Parties, all actions necessary to preserve such partial tax-exempt status have been taken.

            3.09. CONTRACTS. (a) Except for the contracts, agreements, leases or licenses set forth on SCHEDULE 3.09(A) hereto, the leases set forth on SCHEDULE
3.14 hereto and the agreements set forth on SCHEDULE 3.13(B) hereto, ISP Israel is not a party to or otherwise bound by any contract, agreement, lease or license entered into by ISP Israel after June 6, 2001 (a "Contract") that (i) has an aggregate stated future liability or obligation to any party thereto in excess of $100,000 and is not terminable by notice of not more than forty-five
(45) days for a cost of less than $20,000 or (ii) is otherwise material to the operation of the business of ISP Israel (it being specifically acknowledged that the Real Property Leases are material to the operation of the business of ISP Israel).

            (b) Except for the oral agreement for two (2) laboratory rooms at Technion University, each of the Contracts required to be set forth on SCHEDULE 3.09(A) hereto (the "Israel Contracts") is legal, valid, binding and in full force and effect, enforceable by ISP Israel in accordance with its terms (subject to the Bankruptcy and Equity Exception). Except as set forth on
SCHEDULE 3.09(B) hereto, (i) ISP Israel is not in default under, or in breach of, any Israel Contract and, to the knowledge of the Seller Parties, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a material default or breach by ISP Israel thereunder and (ii) no party to an Israel Contract (other than ISP Israel) is, to the best knowledge of the Seller Parties, in material default thereunder and, to the best knowledge of the Seller Parties, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to such material default or a right of cancellation by ISP Israel thereunder. Except as set forth on SCHEDULE 3.09(B), the consummation of the transactions contemplated hereby will not cause, or result in, a default under, termination of, or acceleration of any material rights (including change of control payments) under any Israel Contract by ISP Israel. The Seller Parties have delivered, or caused to be delivered, to Buyer true and complete copies of all written Israel Contracts.

            3.10 COMPLIANCE WITH LAWS, PERMITS, ETC. ISP Israel, including all of the products manufactured, distributed and/or marketed by it since June 6, 2001 (each, an "Israel Pharmaceutical Product"), is in compliance in all material respects with all applicable statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders (collectively, "Laws") of any Governmental Entity, including, without limitation, all applicable requirements of the current good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, relating to all operations of ISP Israel since June 6, 2001. SCHEDULE 3.10A hereto lists all material Permits held by ISP Israel required for the operation of the business of ISP Israel. Except as set forth on
SCHEDULE 3.10A, none of the transactions contemplated hereby will cause, or result in, a termination, limitation or suspension of any such Permit. Since June 6, 2001, no written communication has been received by any of the Seller Parties or any of their respective Affiliates (excluding ISP Israel) or, to the knowledge of the Seller Parties, by ISP Israel, and no investigation, review or regulatory action (including, but not limited to, seizure, injunction, civil penalty or criminal action) is or, in respect of any Israel Pharmaceutical Product, at any time since June 6, 2001 has been, pending or, to the best knowledge of the Seller Parties, threatened by any Governmental Entity, with respect to (x) any alleged or actual violation by ISP Israel or any Seller Party of any Permit or Law of any Governmental Entity relating to the operations conducted by ISP Israel or the activities of any of the Seller Parties in connection with the business of ISP Israel or (y) any alleged or actual failure to have all Permits required in connection with the operations conducted by ISP Israel, except in the case of clauses (x) and (y) of this Section 3.10 for violations or failures that would not reasonably be expected to be material to the business of ISP Israel. No representation is made in this Section 3.10 with respect to Environmental Laws or Permits, which matters are covered by Section
3.12 hereof.

            3.11. BROKERS. None of the Seller Parties or ISP Israel nor any of their respective Affiliates is a party to any agreement, arrangement or understanding with any Entity that will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

            3.12. ENVIRONMENTAL MATTERS. (a) The operations of ISP Israel are in compliance in all material respects with all applicable Environmental Laws and all Permits required to be issued thereunder.

            (b) Except as authorized by any valid Permit issued pursuant to an Environmental Law, since June 6, 2001, ISP Israel has not disposed of or released any Hazardous Substances from any of the facilities it owns or operates (the "Israel Facility") or in direct migration from such Israel Facility, or at any other location, in quantities or concentrations that could reasonably be expected to give rise to any material obligations, responsibilities or liabilities of ISP Israel under any Environmental Law.

            (c) Since June 6, 2001, ISP Israel has not received any notice or order from any Governmental or other Entity advising that it is responsible for or a potentially responsible party for remediation or paying for the cost of investigation or remediation of any Hazardous Substance at any Off-Site Location, and none of the Seller Parties or ISP Israel has entered into any agreement pertaining thereto.

            (d) The Israel Facility does not contain any underground storage tanks, underground injection wells, septic tanks in which process water or wastewater have been disposed.

            (e) To the best knowledge of the Seller Parties, the Seller Parties have delivered, or caused to be delivered, to Buyer true and correct copies of all material environmental studies, analyses or reports in the possession or control of ISP Israel or any of the Seller Parties (or their Affiliates) relating to the Israel Facility and/or the business of ISP Israel. SCHEDULE 3.12(E) hereto lists material environmental Permits held by the Seller Parties or ISP Israel that are required for the operation of the business of ISP Israel.

            3.13. EMPLOYEES AND EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.
(a) SCHEDULE 3.13(A) hereto sets forth a true and complete list of all employees of ISP Israel and their respective positions, dates of hire and compensation.

            (b) SCHEDULE 3.13(B) hereto sets forth a list of (i) each contract with, individually or collectively, employees of ISP Israel, and (ii) the name of each employee of ISP Israel with whom any of the Seller Parties (or any Affiliate) or ISP Israel, since June 6, 2001, has entered into a contract providing for change of control or retention payments. Since June 6, 2001, no unions or other collective bargaining representatives have been certified or recognized by ISP Israel as representing any of its employees.

            (c) SCHEDULE 3.13(C) hereto lists each pension, profit-sharing, bonus, life, health, incentive, welfare, severance, stock option, stock award or phantom stock plan, retiree medical or other employee benefit plan, program or arrangement maintained, sponsored or contributed to by any of the Seller Parties (or any Affiliates) or ISP Israel (or to which any of them have an obligation to maintain, sponsor or contribute) that benefits any employee or consultant or former employee or consultant of ISP Israel (such plans and related trusts, insurance, and annuity contracts, funding media, and related agreements and arrangements hereinafter referred to, collectively, as the "Israel Benefit Plans"). Any reference in this Section 3.13 to the term "Affiliates" shall be deemed to refer also to any Entity that is under common control or affiliated with a party within the meaning of Section 4001 of ERISA, the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder, regardless of whether ERISA or the Code applies to such party. The Seller Parties have furnished to Buyer true and correct copies of all material documents relating to Israel Benefit Plans, including, without limitation, each plan document, trust or funding agreement, employee summary, any annual reports (including all schedules or accountant's opinions), actuarial reports and financial statements with respect to such Israel Benefit Plans for all periods since June 6, 2001.

            (d) All Israel Benefit Plans comply in all material respects with all applicable laws and regulations and with the terms thereof. Each fiduciary as to each Israel Benefit Plan has complied in all respects with all applicable laws in respect of each such plan.

            (e) All required employer contributions, premiums and Taxes under or with respect to the Israel Benefit Plans due to be made or paid have been made or paid, and the respective fund or funds established under the Israel Benefit Plans have been funded in accordance with all applicable laws.

            (f) Other than claims in the ordinary course for benefits with respect to the Israel Benefit Plans, there are no material actions, suits, grievances or claims pending with respect to any Israel Benefit Plan or, to the best knowledge of the Seller Parties, any circumstances that might reasonably be expected to give rise to any such action, suit, grievances or claims.

            (g) No prohibited or related party transaction has occurred since June 6, 2001 with respect to any Israel Benefit Plan that could subject any Israel Benefit Plan or any related trust, ISP Israel, Buyer or any director, officer or employee of any of them to any Tax, penalty or liability imposed under applicable Israeli law, either directly or indirectly, and whether by way of indemnity or otherwise.

            (h) Except as set forth on SCHEDULE 3.13(H) hereto, the execution and delivery of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Israel Benefit

Plan or individual agreement that will or may result in any payment or obligation (whether severance pay, change of control payment or otherwise) to any current or former employee, consultant, agent, officer or director of ISP Israel.

            (i) With respect to each Israel Benefit Plan that is funded, or is required by applicable law to be funded, the present value of all accrued benefits (vested and non-vested) of each such Israel Benefit Plan, determined on the basis of commercially reasonable actuarial assumptions, does not exceed the fair market value of the assets of each such Israel Benefit Plan.

            (j) Each employee benefit plan, program or arrangement for employees of ISP Israel maintained or contributed to (or required to be maintained or contributed to) by any of the Sellers Parties or their Affiliates is in material compliance with applicable law and the Seller Parties have not incurred and do not expect to incur any material liability with respect to the termination, suspension or withdrawal from any such plan, program or arrangement.

            3.14. REAL PROPERTY.
                  -------------

            (a) SCHEDULE 3.14 hereto sets forth a true and complete list of all real property leased by ISP Israel in connection with the conduct of its business (the "Real Property"). ISP Israel does not own, in fee or otherwise, any real property nor does ISP Israel have the obligation to acquire, any real property.

            (b) SCHEDULE 3.14 hereto contains a true and complete list of all real property leases pursuant to which ISP Israel leases any Real Property (the "Real Property Leases"). To the best knowledge of the Seller Parties, the Real Property Leases, other than the oral agreement for two (2) laboratory rooms at Technion University, are in full force and effect.

            (c) All buildings or structures comprising improvements with respect to the Real Property (the "Improvements") are in adequate condition and repair, reasonable wear and tear excepted, and are sufficient for the operation of the business of ISP Israel as presently conducted on the applicable Real Property.

            (d) Since June 6, 2001, none of the Seller Parties or ISP Israel has received written notice that the continued maintenance, operation and use of any and all buildings (for their current or any contemplated purposes), structures or other improvements comprising the Improvements violates any zoning, building or similar law, ordinance, code, order or regulation (in each case other than environmental matters, which matters are covered by Section 3.12 hereof).

            (e) Since June 6, 2001, none of the Seller Parties or ISP Israel has received written notice that there is a material default or breach that remains outstanding under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the Real Property.

            (f) Since June 6, 2001, none of the Seller Parties or ISP Israel has received written notice of a planned or threatened taking, condemnation or expropriation proceeding for any public or quasi-public purpose or use by a Governmental or quasi-Governmental Entity, or by any right of eminent domain, of all or any portion of the Real Property. Since June 6, 2001, none of the Seller Parties or ISP Israel has received written notice from any Governmental Entity that explicitly threatens to terminate the current access from the Real Property to any presently existing highway or road adjoining or situated on the Real Property that has not been withdrawn or remains uncured.

            (g) All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the business of ISP Israel as currently conducted at the Real Property are available to such Real Property. None of the Seller Parties or ISP Israel has received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any portion of the Real Property.

            (h) The Seller Parties have provided, or caused to be provided, Buyer with true and complete copies of all of the Real Property Leases, including, without limitation, all amendments, extensions and modifications thereto, and all subordination, non-disturbance and attornment agreements, if any, relating to any of the Real Property Leases. None of the Seller Parties nor ISP Israel has received any written notice since June 6, 2001 that the Real Property and/or the use thereof by ISP Israel in connection with the conduct of its business does not comply with all material private covenants, easements and restrictions of record affecting such Real Property, other than any such non-compliance that has been cured.

            3.15. ISP ISRAEL ASSET PURCHASE AGREEMENT. Except as set forth on
SCHEDULE 3.15 hereto, to the best knowledge of the Seller Parties, no representation or warranty made by FineTech Ltd. or Dr. Arie Gutman in that certain Asset Purchase Agreement, dated June 6, 2001, by and among FineTech Ltd., ISP Israel, ISP Opco Holdings Inc. and Dr. Arie Gutman (the "FineTech Agreement") was untrue in any material respect when made and/or at the date of the closing of the transaction covered thereby. Neither ISP Israel, ISP Opco Holdings, Inc. nor any of the Seller Parties has made any claim, or knows of any reasonable basis for a claim, of a breach of any representation, warranty or covenant by FineTech Ltd. or Dr. Arie Gutman contained in the FineTech Agreement. ISP Hungary hereby irrevocably and unconditionally assigns all rights to any claims in respect of the FineTech Agreement or that certain Indemnification Agreement, dated June 6, 2001, among FineTech Ltd., ISP Israel, ISP Opco Holdings and Dr. Arie Gutman (the "Indemnification Agreement") to Buyer effective as of the Closing (other than as provided in the Agreement, dated April 17, 2002, by and among ISP Opco Holdings Inc., ISP FineTech Ltd., FineTech Ltd. and Dr. Arie Gutman attached as EXHIBIT E hereto).

            3.16. CERTAIN BUSINESS MATTERS. Except as set forth on SCHEDULE 3.16A hereto, (i) ISP Israel has no sole-source supplier of material goods or services (other than utilities and employees of International Specialty Products Inc. and its Affiliates that provide services) with respect to which practical alternative sources are not available on comparable terms and conditions, (ii) since June 6, 2001, ISP Israel has not received any written indication that any material supplier will terminate, materially increase the rate of or otherwise materially change the terms with respect to supplying materials, products or services to ISP Israel (whether as a result of the consummation of the transactions contemplated hereby or otherwise), (iii) there are no pending or, to the knowledge of the Seller Parties, threatened labor negotiations involving or affecting ISP Israel and, to the best knowledge of the Seller Parties, no organizing activities involving union representation exist in respect of any of the Israel Employees, (iv) except pursuant to the Israel Contracts or as imposed under law, since June 6, 2001, ISP Israel has not given nor become bound by any express warranties relating to its products or services, and there has been no assertion of any breach(es) of warranty (whether related to warranties entered into before or after June 6, 2001) or product liability with respect to products sold by ISP Israel that has had or would reasonably be expected to have a Material Adverse Effect, (v) to the best knowledge of the Seller Parties, there are no material workmanship or service problems, or any material claims made against ISP Israel, with respect to any product sold or services provided by ISP Israel since June 6, 2001, (vi) since December 28, 2001, ISP Israel has used reasonable efforts to preserve intact its business and its relationships with those persons having material business dealings with it, and (vii) since December 28, 2001, ISP Israel has not (A) altered or adopted any amendment to its articles of association or other organizational documents; (B) adopted a plan of liquidation or dissolution; or (C) made or committed to make (x) any investment in or any purchase of the equity securities or (except in the ordinary course of business) a material portion of the assets of any Entity or
(y) capital expenditures in excess of $250,000 in the aggregate.

            3.17. REGULATORY COMPLIANCE.
                  ---------------------

            (a) No Israel Pharmaceutical Product has been since June 6, 2001 nor, to the best knowledge of the Seller Parties, is there any reasonable basis for any material amount of any Israel Pharmaceutical Product produced by ISP Israel since June 6, 2001 to be recalled, withdrawn, suspended, seized or discontinued as a result of any action by a Governmental Entity (whether voluntarily or otherwise). No proceedings in or outside the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Israel Pharmaceutical Product are pending against ISP Israel or any of its Affiliates nor, to the best knowledge of the Seller Parties, have any such proceedings with respect to any Israel Pharmaceutical Product been pending at any time since June 6, 2001.

            (b) Since June 6, 2001, any Israel Pharmaceutical Product manufactured and tested for use in a product whose regulatory submission references a Drug Master File, as defined at 21 C.F.R. Subsection 314.420, or similar file is being manufactured and tested in material compliance with the current version of the applicable file.

            (c) Since June 6, 2001, none of the Seller Parties or ISP Israel has received any written notice that any Governmental Entity has commenced or, to the best knowledge of the Seller Parties, threatened to initiate (i) any action to withdraw its approval, registration or licensure of any finished pharmaceutical because it contains an Israel Pharmaceutical Product or (ii) any action to seize or enjoin production of any Israel Pharmaceutical Product.

            (d) To the knowledge of the Seller Parties, (i) since June 6, 2001, no officer, employee or agent of any of the Seller Parties (in respect of the business of ISP Israel) or of ISP Israel has made any untrue statement of a material fact or a fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity or committed an act, made a statement, or failed to make a statement that, at the time such act, statement or omission was made, would reasonably be expected to provide a basis for any Governmental Entity to invoke, with respect to any of the Seller Parties (in respect of the business of ISP Israel) or ISP Israel, the FDA's policy regarding "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Governmental Entity applicable to the business of ISP Israel and (ii) no officer, employee or agent of any of the Seller Parties (in respect of the business of ISP Israel) or of ISP Israel has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C.
Section 335a(a) or any similar law or permitted by 21 U.S.C. Section 335a(b) or any similar law applicable to the business of ISP Israel.

            3.18. CUSTOMERS. Except as set forth on SCHEDULE 3.18 hereto, since June 6, 2001, none of the Seller Parties or any of their Affiliates (including ISP Israel) has received notice that any material customer of ISP Israel intends to terminate, suspend or materially change the terms of any of its agreements or arrangements with ISP Israel as a result of the transactions contemplated hereby or otherwise. ISP Israel has no contract or arrangement with any of its customers entered into after June 6, 2001 with respect to guaranteed or fixed pricing, order cancellation, price reduction, discount or rights to return or reject any products sold by ISP Israel, in each case, except as expressly provided in any contract with customers of ISP Israel.

            3.19. TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
SCHEDULE 3.19 hereto, no Affiliate of ISP Israel: (i) has any contractual claim, express or implied, of any kind whatsoever against ISP Israel; (ii) has an interest in any material property, rights or assets owned and/or used by ISP Israel or its business; or (iii) is engaged in any material transaction or arrangement with ISP Israel.



                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

            Buyer hereby represents and warrants to the Seller Parties as follows:

            4.01. ORGANIZATION AND DUE AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the performance and consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Other Agreements have been duly executed and delivered by

Buyer and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the Other Agreements constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be affected by the Bankruptcy and Equity Exception.

            4.02. NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery by Buyer of this Agreement or the Other Agreements, the consummation by Buyer of the transactions contemplated hereby or thereby nor the compliance by Buyer with any of the provisions hereof or thereof (a) conflicts with or results in a violation of the certificate of incorporation or bylaws of Buyer or (b) except as set forth on SCHEDULE 4.02 hereto (i) requires any authorization, consent, order or approval of any Governmental Entity under any statute, law, judgment, order, injunction or decree applicable to Buyer or (ii) requires any consent under, or violates, conflicts with, or results in a breach of any of the terms of, or constitutes a default under, any note, bond, mortgage, indenture, deed of trust, material contract, license, agreement or lease to which Buyer is a party or by which Buyer may otherwise be bound or to which any of Buyer's assets may be subject or affected in any material respect.

            4.03. INVESTMENT INTENT. The Shares are being acquired by Buyer for investment and not with a view to the distribution thereof in contravention of any applicable securities law, and Buyer will not transfer or otherwise dispose of any of the Shares, or any interest therein, in such manner as to cause ISP Hungary or any of its Affiliates to be in violation of any applicable securities laws.

            4.04. LITIGATION. There is no claim, action, lawsuit or proceeding pending or, to the best knowledge of Buyer, threatened against Buyer at law, in equity or otherwise, in, before or by any Governmental Entity relating to the transactions contemplated by this Agreement.

            4.05. BROKERS. Except pursuant to Buyer's agreement with Bear Stearns & Co., Inc., whose fees and expenses shall be paid solely by Buyer, Buyer is not party to any agreement, arrangement or understanding with any Entity that will result in the obligation of Buyer, the Seller Parties or any of their respective Affiliates to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement and by the Other Agreements.


                                    ARTICLE V

                            COVENANTS OF THE PARTIES
                            ------------------------

            5.01. ACCESS AND MAINTENANCE OF RECORDS. Buyer shall maintain the contracts, agreements, documents and books and records of ISP Israel for a period of six (6) years following the Closing Date. Until the sixth (6th) anniversary of the Closing Date, Buyer shall, subject to Section 5.07 hereof, provide the Seller Parties and their respective employees, counsel, accountants and other representatives reasonable access, during normal business hours and following reasonable prior notice, to the contracts, agreements, documents and books and records of Buyer and its Affiliates directly relating to the business of ISP Israel as it was conducted prior to the Closing for any reasonable business purpose (including, without limitation, preparing Tax Returns, administering benefit plans and defending or pursuing claims), and Buyer shall, and shall cause its Affiliates to, cooperate and permit the Seller Parties and their representatives to examine and copy, at the Seller Parties' expense, such contracts, agreements, documents and books and records. In addition, Buyer agrees to provide the reasonable assistance (including for purposes of prosecuting or defending any claim) of those employees who may have knowledge of the business of ISP Israel as it was conducted prior to the Closing.

            5.02. PUBLIC ANNOUNCEMENTS. Except as reasonably determined to be required by applicable law or the rules of any applicable stock exchange, neither Buyer nor the Seller Parties shall, nor shall they permit any of their respective Affiliates to, make any public announcement in respect of this Agreement (and the Other Agreements) or the transactions contemplated hereby (or thereby), without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

            5.03. CERTAIN TAX MATTERS. (a) The Seller Parties shall prepare and file, or cause to be prepared and filed, all Tax Returns of ISP Israel for all Tax periods ending on or prior to the Closing Date, and pay or cause to be paid, when due, all Taxes owing by ISP Israel for all periods covered by such Tax Returns (except to the extent such Taxes were reserved for on the 2001 Balance Sheet or accrued by ISP Israel in the ordinary course of business since the date of the 2001 Balance Sheet).

            (b) Notwithstanding anything to the contrary contained in this Agreement or provided by applicable law, all sales, real property, stock or other transfer, or similar Taxes arising directly from the consummation of the transactions contemplated hereby shall be paid by the Seller Parties. The Seller Parties shall prepare and file all Tax Returns in connection with all such sales and transfer Taxes. Buyer shall have provided the Seller Parties, in properly completed form, any exemption certificates with respect to such sales and transfer taxes that may be executed by Buyer under applicable law.

            (c) From and after the Closing Date, the Seller Parties and Buyer shall cooperate with each other and provide each other with such assistance (including testimony) as may reasonably be requested by either of them in connection with the preparation of any Tax Return or any audit or other examination by any taxing Governmental Entity, any judicial or administrative proceedings relating to any liability for Taxes under this Agreement, or any claims for refunds. The party requesting assistance hereunder shall promptly reimburse the party providing assistance for all reasonable third-party out-of-pocket expenses incurred in providing such assistance.

            5.04. OTHER AGREEMENTS. At the Closing, Buyer and each of the Seller Parties, to the extent that it is a party thereto, shall execute and deliver each of the Other Agreements.

            5.05. EMPLOYEES. (a) Nothing in this Agreement shall be construed to limit Buyer's ability to, at any time after the Closing Date, cause ISP Israel to terminate, relocate, re-assign or otherwise change the terms and conditions of employment of any employee of ISP Israel (the "Israel Employees").

            (b) The Seller Parties shall be solely responsible for, pay and/or otherwise fully satisfy or discharge all liabilities and obligations arising out of, caused by or directly resulting from the consummation of the transactions contemplated hereby in respect of the employees of ISP Israel (including severance, termination, retention or change of control agreements or arrangements that result in any payment, compensation or benefit, including, without limitation, cash, phantom-equity-related or equity-related, being owed to such individuals). All such liabilities and obligations shall be paid and/or discharged promptly following the Closing by the Seller Parties. The Seller Parties shall, jointly and severally, indemnify and/or reimburse the Buyer Group and ISP Israel for any Damages incurred to the extent such Damages arise from the Seller Parties' failure to comply with the covenants set forth in this
Section 5.05(b). Buyer and its Affiliates shall not adopt or assume any liability or obligation (direct or indirect) with respect to any benefit plan, program or arrangement maintained or contributed to (or required to be maintained or contributed to) by any of the Seller Parties or their affiliates, other than the benefit plans of ISP Israel set forth on SCHEDULE 3.13(C) hereto.

            (c) Buyer shall bear, and shall indemnify, defend and hold harmless each of the Seller Parties (and their respective Affiliates) and its respective directors, officers, employees, representatives and agents from, against and in respect of any and all losses, damages, expenses (including reasonable attorneys' fees), judgments and other liabilities arising from or relating to the Israel Employees with respect to events arising after the Closing, including, but not limited to (i) the termination by Buyer or its Affiliates of any Israel Employee after the Closing, (ii) the modification of the terms of employment of any Israel Employee, or any of the benefits received by any Israel Employee, after the Closing, (iii) any claim made by any Israel Employee for severance payments arising after the Closing or (iv) any suit or claim (including, without limitation, by any Governmental Entity) brought against any party indemnified under this Section 5.05(c) alleging the violation of any applicable employment or labor law by Buyer or any of its Affiliates that occurred after the Closing; PROVIDED, HOWEVER, that nothing in this Section 5.05(c) shall be construed to cause any Entity other than the Seller Parties to be responsible for the obligations set forth in Section 5.05(b) hereof.

            (d) Subject to Section 5.05(a) hereof, Buyer undertakes to cause ISP Israel to continue the employment of the ISP Israel employees under the same terms as before the Closing.

            5.06. USE OF ISP NAME. Promptly, and in any event within twenty (20) days following the Closing Date, Buyer shall deliver to the Seller Parties evidence confirming that the corporate name of ISP Israel has been changed to a name that does not include the term "International Specialty Products" or "ISP" or any derivation thereof. Buyer shall not, and shall not permit any of its Affiliates (including, from and after the Closing Date, ISP Israel) to, use the names "International Specialty Products" or "ISP" or the International Specialty Products or ISP trademarks, logos, URLs or domain names associated therewith, or any derivation, similar variation or simulation thereof, in any business, activity, promotional materials, or other manner, or in connection with any product or service, without the specific prior written consent of a Seller Party. Without limiting the foregoing, promptly, and in any event within twenty
(20) days following the Closing Date, Buyer shall remove from the Real Property all signage containing the names "International Specialty Products" or "ISP", or any ISP trademarks or logos, or any derivation, variation or simulation thereof. Notwithstanding the foregoing, Buyer may, for a period of up to one hundred twenty (120) days following the Closing Date, sell and/or distribute any existing inventory of ISP Israel containing the names, logo or marks "International Specialty Products" or "ISP"; PROVIDED, that Buyer will use commercially reasonable best efforts during such period to cover the name "ISP" or "International Specialty Products" and any related marks or logos through use of additional labels, stickers or otherwise to indicate that Buyer, and not "ISP" or "International Specialty Products", is the seller and/or distributor of any of such products.

            5.07. CONFIDENTIALITY. For a period of five (5) years from and after the Closing Date, the Seller Parties shall treat and hold as confidential all confidential information principally relating to the operations or affairs of ISP Israel. Without limiting the foregoing, the Seller Parties shall not, and shall cause each of their Affiliates not to, disclose any such confidential information to any Entity (except, as consistent with the past practices of the Seller Parties, to such Entity's employees, auditors, counsel, other professional advisors or Affiliates) or make use of or exploit any such confidential information for its own purposes or for the benefit of any other Entity. In the event that the Seller Parties or any of their respective Affiliates are required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable law) to disclose any such confidential information, then the Seller Parties shall promptly notify Buyer in writing of such requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.07. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller Parties or any of their respective Affiliates are, on the advice of counsel, compelled to disclose such confidential information, the Seller Parties or such Affiliate may so disclose the confidential information; PROVIDED, HOWEVER, that the Seller Parties or such Affiliate, as the case may be, shall use all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such confidential information. The provisions of this Section 5.07 will not be deemed to prohibit the disclosure by the Seller Parties of confidential information relating to the operations or affairs of ISP Israel with Buyer's prior written consent or to the extent reasonably and directly required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with reports, statements, testimony audits or other proceedings before, by or on behalf of a Governmental Entity, (iii) in connection with any insurance or benefits claims, (iv) to comply with any applicable laws, (v) to prosecute or defend any suit, claim (including in connection with this Agreement) or other litigation, or in response to any summons or subpoena or

(vi) to provide services to Buyer in accordance with the terms and conditions of this Agreement or any Other Agreement. The provisions of this Section 5.07 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the Seller Parties (or their Affiliates) in violation of this Section 5.07, (y) is or becomes available to the Seller Parties or any of their respective Affiliates on a non-confidential basis from a source that, to the knowledge of the Seller Parties, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or
(z) is or has been independently developed by the Seller Parties (other than in connection with the business of ISP Israel).

            5.08. COOPERATION. The Seller Parties shall, and shall cause their accountants to, reasonably cooperate with Buyer (at Buyer's expense) in connection with any reasonable audit of the financial statements of ISP Israel reasonably requested by Buyer to be included in a Form 8-K, and any amendments thereto, to be filed pursuant to the Securities and Exchange Act of 1934 in connection with the transactions contemplated hereby. In addition, the Seller Parties shall reasonably make their personnel and accountants available, at Buyer's cost, in connection with the preparation of such audit and financial statements, it being understood that the Seller Parties make no representations or warranties hereunder in respect of any such audit or financial statements, except to the extent set forth in Section 3.03 hereof.



                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION
                            -------------------------

            6.01. SURVIVAL OF REPRESENTATIONS AND COVENANTS. Each representation and warranty made by any party to this Agreement shall survive the Closing for a period ending on the date eighteen (18) months immediately following the Closing Date, except that the representations and warranties contained in (i) Section
3.08 hereof shall survive the Closing until thirty (30) days after expiration of the applicable statute of limitations, (ii) subsections (a), (c), (d) and (e) of
Section 3.12 hereof shall survive the Closing until the fifth (5th) anniversary of the Closing Date and (iii) the first, second and fourth sentences of Section 3.05(a) hereof, the first sentence of Section 3.06(b) hereof and subsection (b) of Section 3.12 hereof shall survive the Closing indefinitely. As of the respective expiration dates applicable thereto set forth above, each such representation and warranty shall expire and be of no further force and effect, except that any representation or warranty that is the subject of a claim or dispute that was properly asserted in writing in accordance with this Article VI prior to the applicable expiration date provided above shall survive with respect to such claim or dispute until the final resolution thereof. The covenants and agreements made by any party pursuant to this Agreement shall survive the Closing for eighteen (18) months, unless a longer period is specifically set forth in such covenant or agreement.

            6.02. INDEMNIFICATION. (a) SELLER PARTIES' AGREEMENT TO INDEMNIFY. Subject to the terms and conditions of this Article VI, the Seller Parties shall jointly and severally indemnify, defend and hold harmless Buyer and its officers, directors, employees, Affiliates (including ISP Israel), successors and permitted assigns (the "Buyer Group") from and against, and pay and/or reimburse them for, any and all losses, liabilities and/or damages, whether or not the result of a Third Party Claim (but excluding indirect damages, lost profits or punitive damages), and reasonable and documented costs and expenses (including reasonable attorneys' fees and reasonable costs of collection) (collectively, "Damages"), incurred by any of the Buyer Group to the extent arising from or attributable to (i) the breach of any representation or warranty of the Seller Parties contained in this Agreement or the Other Agreements (other than those that have expired as provided herein or therein) or (ii) the breach of any covenant or agreement of any of the Seller Parties contained in this Agreement or the Other Agreements. Claims by any of the Buyer Group under this
Section 6.02(a) are referred to individually as a "Buyer Claim" or collectively as "Buyer Claims."

            (b) BUYER'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions of this Article VI, Buyer shall indemnify, defend and hold harmless the Seller Parties and their respective officers, directors, employees, Affiliates, successors and permitted assigns (the "Seller Group") from and against, and pay and/or reimburse them for, any and all Damages incurred by any of the Seller Group to the extent arising from or attributable to (i) the breach of any representation or warranty of Buyer contained in this Agreement or the Other Agreements (other than those that have expired as provided herein or therein) or (ii) the breach of any covenant or agreement of Buyer contained in this Agreement or the Other Agreements. Claims by any of the Seller Group under this Section 6.02(b) are referred to individually as a "Seller Claim" or collectively as "Seller Claims."

            (c) TAX TREATMENT OF INDEMNIFICATION PAYMENTS. The Seller Parties and Buyer agree to treat any indemnity payment made under this Article VI as an adjustment to the Purchase Price for income tax purposes. Any such Purchase Price adjustment shall, to the maximum extent possible, be allocated to the assets or property acquired to which such adjustment relates.

            6.03. PROCEDURES FOR INDEMNIFICATION. (a) In order for a member of the Buyer Group or Seller Group, as the case may be, to be entitled to indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by a third-party (a "Third-Party Claim"), such indemnified party must notify the indemnifying parties in writing, and in reasonable detail, of the Third-Party Claim within ten (10) days after receipt by such indemnified party of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that the failure to provide timely and proper notice shall not limit the indemnification provided hereunder, except that the indemnification hereunder shall be reduced by the financial effect, if any, of such failure (and except that an indemnifying party shall not be liable for any expenses incurred during the period following such 10-day period in which the indemnified party shall have failed to give such notice). Thereafter, (i) the indemnified party shall promptly deliver to the indemnifying parties (A) copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim and (B) all reasonably available information and documentation necessary to support and verify the claim asserted, and (ii) the indemnifying parties shall be given reasonable access to the books and records in the possession or control of the indemnified party or any of its Affiliates that any indemnifying party reasonably determines to be related to, or reasonably necessary in the defense of, such Third-Party Claim.

            (b) If a Third-Party Claim is made against an indemnified party, the indemnifying parties will be entitled, at their own cost and expense, to participate in the defense thereof and, if they so choose, to assume the defense thereof with counsel reasonably selected by the indemnifying parties. If an indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by the indemnifying parties, it being understood that the indemnifying parties shall control such defense and will not be liable to the indemnified party for any legal expenses incurred by the indemnified party subsequent to the assumption by an indemnifying party of the defense; provided, HOWEVER, that the indemnifying parties shall be liable for the reasonable fees of separate counsel for the indemnified party (which counsel shall be reasonably acceptable to the indemnifying parties) if, in the reasonable opinion of outside counsel for the indemnified party (which counsel and opinion shall be reasonably acceptable to the indemnifying parties), representation of the indemnifying parties and the indemnified party in such matter by one (1) counsel would create a conflict of interest such that representation of the indemnifying parties and the indemnified party in such matter by separate counsel is required under applicable ethical rules governing legal representation. In any event, an indemnifying party shall not be liable under this Agreement for the fees and expenses of more than one (1) firm of counsel employed by (and representing all of) the indemnified parties. Whether or not an indemnifying party chooses to assume the defense of any Third-Party Claim, all the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

            If an indemnifying party chooses to defend or prosecute any Third-Party Claim, the indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim, or the entry of any judgment arising from, such Third-Party Claim; PROVIDED, HOWEVER, that the indemnifying party shall be authorized to so consent without the prior written consent of the indemnified party only if (A) it shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (B) it shall not encumber any of the assets of any indemnified party or agree to any significant restriction or condition that would apply to such indemnified party or to the conduct of that indemnified party's business; (C) it shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of each indemnified party in respect of such claim; and (D) such settlement or judgment shall not require any (x) admission of liability, fault or wrongdoing by any indemnified party or impose any significant non-monetary obligation on any indemnified party (such as, by way of example, and not in limitation, injunctive relief) or (y) admission or statement that could reasonably be expected to materially impair, disparage or otherwise adversely affect the business reputation of the indemnified party. No indemnified party shall admit any liability with respect to or settle or compromise (or consent to the settlement of or entry of any judgment arising from) any Third-Party Claim without the express prior written consent of the indemnifying party.

            6.04. LIMITATIONS. (a) Except with respect to any breaches of
Section 3.11 hereof, Section 4.05 hereof, Sections 3.04(iv), (vi) and (vii) hereof, the first, second and fourth sentences of Section 3.05(a) hereof, the first sentence of Section 3.06(b) hereof, the first sentence of 3.17(a) hereof and Section 3.19 hereof (collectively, the "Excepted Breaches"), (x) neither Buyer Group nor Seller Group may recover Damages in respect of any Buyer Claims or Seller Claims with respect to Damages under Section 6.02(a)(i) hereof or
Section 6.02(b)(i) hereof, as the case may be, until the aggregate amount of such Buyer Claims or Seller Claims, as the case may be, for which the Seller Parties or Buyer, respectively, are required hereunder to indemnify exceeds $640,000 (the "Threshold Amount"), and (y) once the aggregate amount of Buyer Claims under Section 6.02(a)(i) hereof or Seller Claims under Section 6.02(b)(i) hereof, as the case may be, for which a party is required to indemnify hereunder, exceeds the Threshold Amount, then the indemnified party shall, subject to the following provisos, be entitled to recover from the indemnifying parties the entire amount of such Buyer Claims or Seller Claims, as the case may be, including the Threshold Amount (PROVIDED, that with respect to any Excepted Breaches, all Damages, irrespective of the Threshold Amount, shall be recoverable subject to the following provisos); PROVIDED, HOWEVER, that (i) the aggregate liability of Buyer with respect to Damages under Section 6.02(b)(i) hereof in respect of the breach(es) of any representations or warranties contained in this Agreement or in any Other Agreement shall not exceed $8,000,000, (ii) the aggregate liability of the Seller Parties with respect to Damages under Section 6.02(a)(i) hereof in respect of the breach(es) of any representations or warranties contained in this Agreement (other than in respect of breach(es) of any representations and warranties provided in Section 3.12 hereof) or in any Other Agreement shall not exceed $8,000,000 and (iii) the aggregate liability of the Seller Parties with respect to Damages under Section 6.02(a)(i) in respect of the breach(es) of any representations or warranties contained in this Agreement, including breach(es) of the representations and warranties provided in Section 3.12 hereof, shall not exceed $9,600,000.

            (b) Except (x) for the right to seek to specifically enforce the covenants under this Agreement and the Other Agreements, (y) as specifically provided in this Agreement or the Other Agreements and (z) for remedies that cannot be waived as a matter of law, the sole and exclusive remedy of each of the Buyer Group and the Seller Group for breaches of the representations, warranties, covenants and agreements contained in this Agreement and the Other Agreements shall be limited to the indemnification rights set forth in this
Article VI.

            (c) The amount of any Damages sustained by an indemnified party shall be reduced by (i) any amount actually received by such party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (ii) the amount of any other monetary benefit realized by an indemnified party directly relating thereto. Any indemnified party under this Agreement shall use reasonable best efforts to collect any amounts available under such insurance coverage and from such other allegedly responsible parties (including, without limitation, pursuant to the Indemnification Agreement). If an indemnified party realizes or receives an amount under insurance coverage or from such other party with respect to Damages sustained at any time subsequent to any indemnification provided pursuant to this Article VI, then such indemnified party shall promptly reimburse the applicable indemnifying party for any payment made or expense incurred by such indemnifying party in connection with providing such indemnification up to such amount realized or received by the indemnified party.

            (d) Each indemnified party shall take reasonable steps to mitigate any Damages upon becoming aware of any event, circumstance or condition that would reasonably be expected to give rise to Damages indemnifiable hereunder.

            (e) Damages indemnifiable under Section 6.02(a)(i) hereof arising from any breach(es) of the representations and warranties in Section 3.12 hereof shall be limited to the most cost-effective solution required to comply with applicable Environmental Laws and the least stringent applicable remediation standards. The Seller Parties may elect (in writing) to control any investigation or remediation arising from breaches of Section 3.12 hereof; PROVIDED, HOWEVER, that such investigation or remediation shall be conducted promptly and shall not materially interfere with Buyer's operation of the business of ISP Israel. Buyer agrees to cooperate with the Seller Parties in connection with any investigation or remediation.

            (f) In respect of any Buyer Claim under Section 6.02(a)(i) hereof relating to a breach or alleged breach of any representation or warranty contained in Section 3.12(b) hereof, notice in respect of which Buyer Claim has been given in accordance with Section 6.03 hereof, after the fifth (5th) anniversary of the Closing Date, there shall be a factual presumption that all Hazardous Substances that allegedly gave rise to such Buyer Claim were disposed of or released after the Closing.



                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

            7.01. FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, each of the Seller Parties and Buyer shall pay all fees and expenses incurred by it, or on behalf of it, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

            7.02. FURTHER ASSURANCES; COOPERATION. From time to time after the Closing, at the request of one of the parties hereto and at the expense of the party so requesting, the Seller Parties and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. The Seller Parties and Buyer shall reasonably cooperate with each other and provide each other with such assistance as reasonably may be requested by any of them in connection with all reasonable requests, including with respect to the prosecution and defense of claims in respect of the Shares and perfecting title to, and possession of, the Shares and the Assigned Intangible Property. The party requesting assistance hereunder shall reimburse the party providing assistance for all reasonable third-party out-of-pocket expenses incurred in providing such assistance.

            7.03. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission or reputable overnight courier, or mailed (certified or registered mail, return receipt requested):

            If to any or all of the Seller Parties, to:

                  c/o International Specialty Products Inc.
                  1361 Alps Road
                  Wayne, New Jersey 07470
                  Attention: General Counsel
                  Telephone: 973-628-3000
                  Facsimile: 973-628-3229


            If to Buyer, to:

                  Pharmaceutical Resources, Inc.
                  One Ram Ridge Road
                  Spring Valley, New York 10977
                  Attention: Kenneth Sawyer, CEO
                  Telephone: 845-425-7100
                  Facsimile: 845-425-7922

            With a copy (which copy shall not constitute notice) to:

                  Kirkpatrick & Lockhart LLP
                  1251 Avenue of the Americas, 45th Floor
                  New York, New York 10020
                  Attention: Stephen R. Connoni, Esq.
                  Telephone: 212-536-4040
                  Facsimile: 212-536-3901

or to such other person(s) or address(es) as any party shall specify by like notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered or telecommunicated or delivered by overnight courier or on the fifth (5th) Business Day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

            7.04. ENTIRE AGREEMENT. (a) This Agreement, the Other Agreements and the Schedules and Exhibits hereto and thereto contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter. Notwithstanding the foregoing, all information disclosed to Buyer in connection with the transactions contemplated hereby (other than any information principally in respect of, related to, or in connection with ISP Israel and the Assigned Intangible Property) shall be subject to the provisions of the Confidentiality Agreement, previously executed by Buyer and an Affiliate of the Seller Parties. BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER PARTIES HAVE PROVIDED NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND. Without limiting the foregoing, Buyer acknowledges and agrees that, except to the extent provided in Sections 3.03, 3.07 and 3.15 and the penultimate sentence of Section 3.10 hereof, the Seller Parties are making no representations or warranties with respect to the business, operations, properties, assets or liabilities of ISP Israel or any assets acquired or liabilities assumed in connection with the FineTech Agreement for any period prior to June 6, 2001.

            (b) Items or information may be disclosed in the Schedules hereto that the Seller Parties are not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation under this Agreement. In addition, inclusion of such information herein shall not be construed as an admission that such information is "material" for any purpose.

            7.05. SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and be enforced to the fullest extent permitted by law.

            7.06. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, by any party without the prior written consent of the other parties; PROVIDED, HOWEVER, that any party may assign and/or delegate this Agreement and any or all of the rights, interests and obligations hereunder to any of its Affiliates, and upon any such permitted assignment and/or delegation, the references in this Agreement to the assigning and/or delegating party shall also apply to any assignee and/or delegatee unless the context otherwise requires, but no such assignment and/or delegation will relieve the assigning and/or delegating party of its obligations hereunder in the event such assignee and/or delegatee fails to satisfy such obligations in accordance with the terms of this Agreement.

            7.07. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended, and shall not be deemed, to confer upon or give any Entity (including, without limitation, any past or current employee of ISP Israel), except the parties (and, with respect to Article VI hereof, the Buyer Group and the Seller Group) and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

            7.08. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            7.09. INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

            7.10. GOVERNING LAW. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement or the agreements contemplated hereby or the transactions contemplated hereby or thereby shall be instituted exclusively in the State or Federal courts located in the State and County of New York and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

            7.11. AMENDMENTS. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties. Any failure of the Seller Parties to comply with any term or provision of this Agreement may be waived by Buyer at any time by an instrument in writing signed on behalf of Buyer and any failure of Buyer to comply with any term or provision of this Agreement may be waived by the Seller Parties at any time by an instrument in writing signed on behalf of the Seller Parties. Any such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                            [SIGNATURE PAGE FOLLOWS]


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


      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    PHARMACEUTICAL RESOURCES, INC.


                                    By:  /s/ KENNETH I. SAWYER
                                         -------------------------------
                                         Name: Kenneth I. Sawyer
                                         Title:

                                    ISP HUNGARY HOLDINGS LIMITED


                                    By:   /s/ ALVIN M. YANOFSKY
                                         -------------------------------
                                         Name:  Alvin Yanofsky
                                         Title: Managing Director

                                    ISP INVESTMENTS INC.


                                    By:   /s/ RICHARD A. WEINBERG
                                         -------------------------------
                                         Name:  Richard A. Weinberg
                                         Title: Executive Vice President,
                                                General Counsel and Secretary

                                    ISP CHEMCO INC.


                                    By:   /s/ RICHARD A. WEINBERG
                                         -------------------------------
                                         Name:  Richard A. Weinberg
                                         Title: Executive Vice President,
                                                General Counsel and Secretary

                                    INTERNATIONAL SPECIALTY
                                      PRODUCTS INC.
                                    (as to Sections 5.02 and 5.07 only)


                                    By:   /s/ RICHARD A. WEINBERG
                                         -------------------------------
                                         Name:  Richard A. Weinberg
                                         Title: Executive Vice President,
                                                General Counsel and Secretary

                                       32